Exhibit 4.5

GOODRICH PETROLEUM CORPORATION

MANAGEMENT INCENTIVE PLAN

Grant of Restricted Stock

(Secondary Exit Award; UCC Warrant Exercise)

Grantee:

Grant Date:

1.	Grant of Restricted Stock. Goodrich Petroleum Corporation (the “Company”) hereby grants to you [ ] Shares of Restricted Stock (“Restricted Stock”) under the Goodrich Petroleum Corporation Management Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. From and after the Grant Date, you shall have the right to receive dividends with respect to the Common Stock underlying the Restricted Stock, to vote the Common Stock underlying the Restricted Shares, and to enjoy all other stockholder rights with respect to the Common Stock underlying the Restricted Stock; provided, that, with respect to the payment of any dividend with respect to shares of Common Stock underlying the Restricted Shares, each such dividend shall be paid no later than the end of the calendar year in which the dividends are paid to the Company’s stockholders of such class of shares generally or, if later, the fifteenth day of the third month following the date dividends are paid to stockholders of such class of shares. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.	Regular Vesting. The shares of Restricted Stock granted hereunder shall be subject to forfeiture until the Restricted Stock vests as provided in this Paragraph 2. The Restricted Stock will become vested and nonforfeitable, if at all, on a pro rata basis solely upon the exercise of the UCC warrants outstanding as of the Effective Date (the exercisability of which is contingent upon the Company’s achievement of market capitalization of $230,000,000).

Further, even after such Restricted Shares become vested, the shares of Common Stock may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities or other applicable law or Company policies as determined by Company on advice of counsel chosen by the Company in its sole discretion. Vesting with respect to a fractional share shall be rounded up to the next whole share.

3.	Events Occurring Prior to Regular Vesting. If you terminate from the Company for any reason all unvested shares of Restricted Stock then held by you automatically shall be forfeited without payment upon such termination.

For purposes of this Agreement, your employment with a parent or Subsidiary of the Company shall be deemed to be employment with the Company. Any Restricted Stock forfeited under this Paragraph 3 shall automatically revert to the Company and become canceled. Any certificate(s) representing Restricted Stock that include forfeited shares shall only represent that number of shares of Restricted Stock that have not been forfeited hereunder. Upon the Company’s request, you agree for yourself and any other holder(s) to tender to the Company any certificate(s) representing shares of Restricted Stock that include forfeited shares for a new certificate representing only the unforfeited number of shares of Restricted Stock.

4.	Stock Certificates; Escrow of Restricted Stock. The Company shall evidence the Restricted Stock in the manner that it deems appropriate. The Company may issue in your name a certificate or certificates representing the Restricted Stock and retain that certificate or those certificates until the restrictions on such shares of Restricted Stock expire as contemplated in Paragraphs 2 of this Agreement or the Restricted Stock is forfeited as described in Paragraph 3 of this Agreement. If the Company certificates the Restricted Stock, you shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company. The Company shall hold the Restricted Stock and the related stock powers pursuant to the terms of this Agreement, if applicable, until such time as (a) a certificate or certificates for the shares of Restricted Stock are delivered to you, (b) the Restricted Stock is otherwise transferred to you free of restrictions, or (c) the Restricted Stock is canceled and forfeited pursuant to this Agreement. The Company may issue to you a receipt evidencing the certificates held by it which are registered in your name. In addition to any other legends that may be required by applicable law or otherwise, each such stock certificate shall bear the legends substantially as follows:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND GOODRICH PETROLEUM CORPORATION. COPIES OF THE RESTRICTED STOCK AWARD AGREEMENT ARE ON FILE IN THE OFFICE OF THE SECRETARY OF GOODRICH PETROLEUM CORPORATION, LOCATED AT 801 LOUISIANA ST, SUITE 700, HOUSTON, TEXAS 77002.

The legend shall not be removed from the certificate evidencing the Restricted Stock until such time as the restrictions thereon have lapsed.

5.	Limitations Upon Transfer. The Restricted Stock granted under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.	Compliance with Securities Laws. Notwithstanding any provision of this Agreement to the contrary, the issuance of Common Stock (including the Restricted Shares) will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed. No Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The Company may require you, as a condition of receiving the Common Stock, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that you are acquiring the Common Stock underlying the Restricted Shares for your own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate to comply with federal and any applicable state and foreign securities laws. The Company intends to register the shares under the Plan on Form S-8 filed with the Securities and Exchange Commission.

7.	Withholding of Tax. To the extent that the grant, vesting or settlement of Restricted Stock results in the receipt of compensation by you with respect to which the Company or an affiliate has a tax withholding obligation pursuant to applicable law, you will make an election provided to you by the Company on whether you desire the Company to withhold Shares to pay the taxes, sell shares on behalf of you through a registered broker-dealer to satisfy the tax withholding obligation, deliver to the Company or the affiliate such amount of money as the Company or the affiliate may require to meet its withholding obligations under such applicable law, or make such other arrangements with the Company to satisfy the tax withholding requirement.

8.	Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via an electronic mail system of the Company or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and the Company agrees that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.

9.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

10.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Stock granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

11.	Independent Legal and Tax Advice. You have been advised, and you hereby acknowledge that you have been advised, to obtain independent legal and tax advice regarding this grant of Restricted Stock and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Code. The Board and the Company do not guarantee the Common Stock from loss or depreciation.

12.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

Please return this Agreement signed to the Company. The enclosed copy is for your records.

Agreed and accepted by Grantee	Goodrich Petroleum Corporation

	By:	Leslee M. Ranly
[Name of Grantee]	Title: VP-Human Resources and Administration

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